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[LOGO OF JEFFERSON PILOT FINANCIAL]
JEFFERSON PILOT FINANCIAL INSURANCE COMPANY,
One Granite Place, P.O. Box 515, Concord, New Hampshire 03302


                             JOINT AND LAST SURVIVOR
                         AUTOMATIC INCREASE (AIR) RIDER


The Rider is part of the policy to which it is attached and it takes effect on the Policy Date of the policy. In the Rider, "We", "Us", and "Our" means Jefferson Pilot Financial Insurance Company; "You" and "Your" means the Owner of the policy; and "Insureds" means the persons named on Page 3 of the policy.

CONSIDERATION - In return for the payment of the monthly deductions and receipt of any application for the Rider, We will provide the benefit described in the Rider.

BENEFIT - We will increase the Specified Amount of the policy on the first day of each new Policy Year by an amount equal to a percentage of the Specified Amount in effect on the last day of the previous Policy Year.

INCREASE PERCENTAGE FACTOR - The increase percentage factor has been selected by You and is shown on Page 3 of the policy.

EXPIRY DATE - The Expiry Date of the Rider is the AIR Expiry Date shown on Page 3 of the policy.

MONTHLY DEDUCTION - The monthly deduction for the Rider will be (a) multiplied by (b), divided by $1,000, where:

(a) is the AIR Annual Cost per $1,000 of Specified Amount for the Rider, divided by 12, as shown on Page 3 of the policy; and

(b)  is the policy's Specified Amount.

MAXIMUM AMOUNT OF INCREASE - The maximum amount of all increases from the operation of the Rider will be the Maximum Amount of all AIR Increases as shown on Page 3 of the policy.

TERMINATION - The Rider will cease as soon as one of the following occurs:

(1) The monthly deduction for the Rider remains unpaid at the end of the Grace Period as defined in the policy.

(2)  The policy is surrendered or terminated.

(3)  The younger Insured attains age 100.

(4)  We receive Your written request to terminate the Rider.

(5)  We receive Your written request to cease any scheduled increase.

(6) The amount of any increase in the Specified Amount of the policy as a result of the operation of the Rider is less than the AIR Minimum Annual Increase Amount as shown on Page 3 of the policy.

(7) The maximum amount of increases permitted under the Rider has been attained.

(8)  The Expiry Date for the Rider shown on Page 3 is attained.



/s/ [ILLEGIBLE]                                             /s/ [ILLEGIBLE]
Chief Executive Officer                                     Secretary


AIR-2840